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                                                                    Exhibit 8(d)


                   LICENSE AGREEMENT RELATING TO USE OF NAME


     AGREEMENT made as of _______ by and between FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (" FAM") and MERCURY INDEX FUNDS, INC., a Maryland corporation (the "Corporation"), on its own behalf and on behalf of its currently existing series, and on behalf of each series of the Corporation that may be formed in the future (the "Funds").

                                   WITNESSETH:

     WHEREAS, FAM has all of the requisite rights in and to the name "Mercury" in order to enable FAM to license such name; and

     WHEREAS, the Corporation desires to qualify as a foreign corporation under the laws of the States of New York, New Jersey and any other state that the Corporation, in its sole discretion, may from time to time deem to be necessary or in its best interest; and

     WHEREAS, the Corporation has requested FAM to give its consent to the use of the word "Mercury" in its name and in the name of each Fund;

     NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, FAM and the Corporation hereby agree as follows:

     1. FAM hereby grants to the Corporation a non-exclusive license to use the word "Mercury" in its corporate name and in the name of the Funds. Such license shall be perpetual unless terminated in accordance with Section 3 hereof.

     2. FAM hereby consents to the qualification of the Corporation as a foreign corporation under the laws of the States of New York, New Jersey and any other state that the Corporation, in its sole discretion, may from time to time deem to be necessary or in its best interest with the word
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"Mercury" in its corporate name and in the name of the Funds and agrees to execute such formal consents as may be necessary in connection with such filings.

     3. The non-exclusive license hereinabove referred to has been given and is given by FAM on the condition that it may at any time, in its sole and absolute discretion, withdraw the non-exclusive license to the use of the word "Mercury" in the names of the Corporation and of the Funds; and, the Corporation covenants that as soon as practicable after receipt by the Corporation of written notice of the withdrawal of such non-exclusive license, and in no event later than ninety days thereafter, the Corporation will change its name and the name of the Funds so that such names will not thereafter include the word "Mercury" or any variation thereof.

     4. FAM reserves and shall have the right to grant to any other company, including without limitation any other investment company, the right to use the word "Mercury" or variations thereof in its name and no consent or permission of the Corporation shall be necessary; provided that, if required by any applicable law of any state, the Corporation agrees to forthwith grant all such requisite consents.

     5. The Corporation shall not grant to any other person, company or entity the right to use a name similar to that of the Corporation or the Funds or Mercury without the prior written consent of FAM.

     6. Regardless of whether the Corporation and/or the Funds should hereafter change their names and eliminate the word "Mercury" or any variation thereof from such names, the Corporation hereby (i)grants to Mercury the right (a)to cause the incorporation of other corporations or the organization of voluntary associations which may have names similar to that of the Corporation and/or the Funds or to such names as the names of the Corporation and/or the Funds may be changed in the future and by, own all or any portion of the shares of such other corporations or associations

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and to enter into contractual relationships with such other corporations or associations, subject to any requisite approval of a majority of each Fund's shareholders and the Securities and Exchange Commission and subject to the payment of a reasonable amount to be determined at the time of use, and the Corporation agrees to give and execute such formal consents or agreements as may be necessary in connection therewith.

     7. The Corporation agrees that any breach of the covenants contained in
Section 3 of this Agreement would irreparably injure FAM. Accordingly, the Corporation agrees that FAM, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Corporation from any court having jurisdiction over the matter restraining any violation of any such covenant. The Corporation confirms that the provisions in this Section 7 are contained herein for purposes of clarity only, and FAM would be entitled to exercise the rights contained herein regardless of their recitation herein.

     8. This Agreement may be amended at any time by a writing signed by the parties hereto. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral, with respect thereto.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto on any number of counterparts, all of which together shall constitute one and the same instrument.



                             FUND ASSET MANAGEMENT, L. P.

                             By: PRINCETON SERVICES, INC.,
                                  ITS GENERAL PARTNER


                             By: /s/ Terry K. Glenn
                                 ------------------------
                                 Name:  Terry K. Glenn
                                 Title: Executive Vice President and Director


                             MERCURY INDEX FUNDS, INC.,
                             on behalf of itself and each Fund


                             By: /s/ Donald C. Burke
                                 ------------------------
                                 Name:  Donald C. Burke
                                 Title: Vice President and Treasurer



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